UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 31, 2004
(Date of earliest event reported)

KANSAS CITY LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Missouri	2-40764	44-0308260
(State or other jurisdiction	(Commission	(I.R.S. Employer Identification
of incorporation or organization)	File Number)	Number)

3520 Broadway
Kansas City, Missouri 64111-2565
(Address of principal executive offices, including zip code)

(816) 753-7000
(Registrant's telephone number, including area code)

Item 8.01. Other Events.

        On October 31, 2004, certain beneficial and record shareholders (the “Control Shareholders”), having in the aggregate beneficial ownership of approximately 60% of the issued and outstanding shares of the common stock, par value $1.25 (“Common Stock”) of Kansas City Life Insurance Company (the “Company”), entered into a voting agreement (the “Voting Agreement”) pursuant to which the Control Shareholders, among other things, granted to Mr. Lee M. Vogel a revocable proxy to vote all the shares of Common Stock owned of record and beneficially by the Control Shareholders.

        Pursuant to the Voting Agreement, Mr. Vogel controls the vote of approximately 60% of the issued and outstanding shares of Common Stock of the Company. Concurrently with filing this Current Report on Form 8-K the Control Shareholders have filed a Schedule 13D describing the transactions resulting from the execution of the Voting Agreement. No consideration was paid by or to Mr. Vogel with respect to the Voting Agreement. The Common Stock is listed on the Nasdaq Stock Market, Inc. (“Nasdaq”).

        While the Control Shareholders have not previously entered into a voting agreement, they are members of one family. Entering into the Voting Agreement memorialized the existence of a group owning over 50% of the issued and outstanding Common Stock of the Company, thereby enabling the Company to take advantage of certain exceptions from listing requirements of the Nasdaq available to controlled companies. A controlled company is a company listed on the Nasdaq for which more than 50% of the voting power is held by an individual, a group or another company. The revised listing standards of the Nasdaq (“Revised Listing Standards”) generally require public companies with securities listed on the Nasdaq to have (i) a board of directors consisting of a majority of independent directors, (ii) directors recommended to the board of directors by an independent nominating committee or the independent directors of the public company, and (iii) chief executive officer compensation recommended by an independent compensation committee or the independent directors of the public company (collectively “Corporate Governance Rules”). Under the Revised Listing Standards, a controlled company, like the Company, is exempt from complying with the Corporate Governance Rules listed above.

        Prior to entering into the Voting Agreement, the Control Shareholders had the right to vote more than 50% of the issued and outstanding shares of Common Stock of the Company. The execution of the Voting Agreement does not result in a change of control of the Company. Rather, it memorialized the existence of a family group controlling over 50% of issued and outstanding Common Stock. The Controlling Shareholders have maintained control over the shares of Common Stock subject to the Voting Agreement for many years and have disclosed pursuant to prior Schedule 13Ds and Forms 3, 4 and 5, as well as amendments to these filings, their beneficial ownership of these shares of Common Stock and changes in such beneficial ownership.

        As indicated in the annual report of the Company filed with the Securities and Exchange Commission (“SEC”) on February 17, 2004, Mr. Vogel had prior to entering into the Voting Agreement: (a) the sole or shared power to vote, and a direct or indirect pecuniary interest in approximately one (1) million shares of Common Stock of the Company, and (b) the shared (as partner in the partnership, JRB Interests LTD) power to dispose of approximately 2.97 million shares of Common Stock of the Company.

        The Voting Agreement is set forth as Exhibit 10.1 to this Current Report. The material provisions of the Voting Agreement are summarized below:

  Effective as of the date of the Voting Agreement, Mr. Vogel will vote all shares subject to the Voting Agreement. He is required to consult with the Control Shareholders on issues requiring a shareholder vote, but will have the ultimate right to determine how the shares are voted.
  Any member of the Control Shareholders group may withdraw their voting proxy given under the Voting Agreement or by separate proxy at anytime by sending a copy of the written notice of revocation or withdrawal to the other parties to the Voting Agreement and (a) if such shareholder is a recordholder, by revoking his, her or its proxy to the holder, and providing written notice of such revocation to the Company; or (b) such shareholder is a beneficial shareholder that is not a recordholder, then by sending written notice of such withdrawal to the recordholder and providing written notice of such withdrawal to the Company.
  If members of the Control Shareholders group withdraw from the group such that less than 50% of the issued and outstanding common stock of the Company remains subject to the Voting Agreement or Mr. Vogel dies or becomes disabled, then the Voting Agreement will automatically terminate and the Company will have until its next shareholder meeting to comply with the Corporate Governance Rules.
  The members of the Control Shareholders group must file a joint Schedule 13D with the SEC promptly after executing the Voting Agreement.

Item 9.01. Financial Statements and Exhibits

        The following material is furnished pursuant to Item 9.01 as an exhibit to this Current Report on Form 8-K.

         (c) Exhibits

Exhibit Number	Description
10.1	Voting Agreement, dated as of October 31, 2004, by and among Lee M. Vogel, in his capacity as Proxyholder, the beneficialholders, who in the aggregate have the right to vote over 50% of the issued and outstanding shares of the common stock, par value $1.25 per share (the “Common Stock”) of Kansas City Life Insurance Company, a Missouri legal reserve life insurance corporation and are executing the Voting Agreement and the holders of record of the shares of Common Stock who are executing the Voting Agreement.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            KANSAS CITY LIFE INSURANCE COMPANY

                                           By: _______________________________

                                               William A. Schalekamp
                                               Senior Vice President, General Counsel & Secretary

         Date: November 3, 2004